Exhibit 99.1

FOR IMMEDIATE RELEASE

MPG OFFICE TRUST COMPLETES DISPOSITION OF NON-CORE ASSETS
and
ENTERS INTO NEW JOINT VENTURE AGREEMENT

MPG Office Trust Retains Ownership Interest in One California Plaza

LOS ANGELES, March 30, 2012 - MPG Office Trust, Inc. (NYSE: MPG), a Southern California and Downtown Los Angeles focused real estate investment trust, completed the previously announced transactions between MPG, Charter Hall Office REIT and affiliates of Beacon Capital Partners, LLC. As part of the transactions, MPG sold certain non-core assets and entered into a new joint venture agreement with an affiliate of Beacon Capital Partners, LLC.

At the closing of the transactions, MPG, together with Charter Hall Office REIT, sold its interests in Wells Fargo Center, located in Denver, Colorado, and San Diego Tech Center, located in San Diego, California. In addition, MPG sold its development rights and an adjacent land parcel at San Diego Tech Center and received a payment in consideration for terminating its right to receive certain fees following the closing date. Net proceeds to MPG of approximately $44 million will be used for general corporate purposes.

The new joint venture between MPG and the affiliate of Beacon Capital Partners, LLC will continue to own interests in One California Plaza, located in Downtown Los Angeles, Cerritos Corporate Center, located in Cerritos, California, and Stadium Gateway, located in Anaheim, California (unless such asset is sold pursuant to an ongoing marketing effort). The new joint venture agreement provides for a three-year lockout period, during which time neither partner will have the right to exercise the marketing rights under the joint venture agreement. The Company will continue to maintain a 20% interest in the new joint venture.

David L. Weinstein, President and Chief Executive Officer of MPG Office Trust, commented, “These transactions resulted in the disposition of non-core assets and the retention of our ownership interest in One California Plaza in Downtown Los Angeles. They also provide us with the liquidity to maintain our dominant market position in Downtown Los Angeles.”

About MPG Office Trust, Inc.
MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: risks associated with our liquidity situation, including our failure to obtain additional capital or extend or refinance debt maturities; risks associated with our failure to reduce our significant level of indebtedness; risks associated with the timing and consequences of loan defaults and non-core asset dispositions; risks associated with our loan modification and asset disposition efforts, including potential tax ramifications; risks associated with our ability to dispose of properties with potential value above the debt, if and when we decide to do so, at prices or terms set by or acceptable to us; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the continued disruption of credit markets or a global economic slowdown; risks associated with the potential loss of key personnel (most importantly, members of senior management); risks associated with joint ventures; risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and potential liability for uninsured losses and environmental contamination.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed on March 15, 2012 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:

MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558